UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2021

RLJ LODGING TRUST

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-35169	27-4706509
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Bethesda Metro Center Suite 1000, Bethesda, Maryland	20814
(Address of Principal Executive Offices)	(Zip Code)

(301) 280-7777

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares of beneficial interest, par value $0.01 per share	RLJ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01. Entry into a Material Definitive Agreement.

Senior Secured Notes due 2029

On September 13, 2021, RLJ Lodging Trust, L.P. (the “Operating Partnership”), the operating partnership of RLJ Lodging Trust (the “Company”), issued $500 million aggregate principal amount of 4.000% Senior Secured Notes due 2029 (the “Notes”) under an indenture (the “Indenture”), dated as of September 13, 2021, among the Operating Partnership, the Company, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”).

The Notes were sold in the United States only to accredited investors pursuant to an exemption from the Securities Act of 1933, as amended (the “Securities Act”), and subsequently resold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act.

The Company intends to use the net proceeds of the offering to redeem all of the outstanding 6.000% senior notes due 2025 of its subsidiary, FelCor Lodging Limited Partnership (the “FelCor Senior Notes”), as well as pay any redemption premium, unpaid interest, costs and expenses related thereto.

The Notes will mature on September 15, 2029. Interest on the Notes will accrue at a rate of 4.000% per annum. Interest on the Notes will be payable semi-annually in cash in arrears on March 15 and September 15 of each year, commencing on March 15, 2022.

The Notes are fully and unconditionally guaranteed, jointly and severally, by the Company, the sole general and majority limited partner of the Operating Partnership, and certain of the Operating Partnership’s subsidiaries that incur and guarantee any indebtedness under the Company’s credit facilities, any additional first lien obligations or certain other bank indebtedness (each, a “Subsidiary Guarantor” and together with the Company, the “Guarantors”).

The Notes are secured, subject to certain permitted liens, by a first priority security interest in all of the equity interests owned by the Operating Partnership and certain of the Subsidiary Guarantors (each, a “Secured Guarantor”) in certain of the other Subsidiary Guarantors (the “Collateral”), which Collateral also secures the obligations under the Company’s credit facilities on a first priority basis. The Collateral securing the Notes will be released in full upon its release under the Company’s credit facilities, after which the Notes will be unsecured, which is expected to occur prior to the maturity of the Notes if the Operating Partnership and the Company achieve compliance with certain financial covenant requirements.

The Operating Partnership may redeem the Notes, in whole or in part, at any time prior to September 15, 2024, at a redemption price equal to 100% of the accrued principal amount thereof plus unpaid interest, if any, to the redemption date plus a make-whole premium. The Operating Partnership may redeem the Notes, in whole or in part, at any time on or after September 15, 2024 at the redemption price of (i) 102.000% of the principal amount should such redemption occur before September 15, 2025, (ii) 101.000% of the principal amount should such redemption occur before September 15, 2026, and (iii) 100.000% of the principal amount should such redemption occur on or after September 15, 2026, in each case plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

In addition, at any time prior to September 15, 2024, the Operating Partnership may redeem up to 40% of the Notes with the net cash proceeds from certain equity offerings at a redemption price of 104.000% of the principal amount redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date. However, the Operating Partnership may only make such redemptions if at least 60% of the aggregate principal amount of the Notes issued under the Indenture remains outstanding after the occurrence of such redemption.

The Indenture contains customary covenants that will limit the Operating Partnership’s ability and, in certain instances, the ability of certain of the Operating Partnership’s subsidiaries, to incur additional indebtedness and use the Company’s, the Operating Partnership’s or its subsidiaries’ assets to secure the Company’s or the Operating Partnership’s indebtedness, create certain liens, make certain restricted payments, enter into agreements that restrict dividends or other payments from certain of its subsidiaries to the Operating Partnership, issue guarantees, make certain sales or other dispositions of assets, engage in certain transactions with affiliates, and sell assets or merge with other companies. These limitations are subject to a number of important exceptions and qualifications set forth in the Indenture. In addition, the Indenture will require the Operating Partnership to maintain total unencumbered assets as of each fiscal quarter of at least 150% of total unsecured indebtedness, in each case calculated on a consolidated basis.

In the event of a change of control and certain credit rating downgrades of the Notes, the Operating Partnership must offer to repurchase the Notes at a repurchase price equal to 101% of the aggregate principal amount thereof plus any accrued and unpaid interest, to, but not including, the repurchase date.

Events of default under the Indenture include, among others, the following with respect to the Notes: default for 30 days in the payment when due of interest on the Notes; default in payment when due of the principal of, or premium, if any, on the Notes; default for 30 days in the performance or breach of certain covenants in the Indenture, failure to comply any other covenant in the Indenture and related security documents for 60 days upon the receipt of notice from the trustee or holders of 25% in aggregate principal amount of the Notes of such series; acceleration or payment default of indebtedness of the Operating Partnership or a significant subsidiary thereof in excess of a specified amount that remains uncured for 30 days; final judgments against the Company, the Operating Partnership or a significant subsidiary in excess of a specified amount that remains unpaid for 60 days; the security documents related to the Notes ceasing to be effective with respect to Collateral in excess of a specified amount; and certain events of bankruptcy or insolvency with respect to the Company, the Operating Partnership or a significant subsidiary. In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to the Company, the Operating Partnership or a significant subsidiary, all Notes then outstanding will become due and payable immediately without further action or notice. If any other event of default occurs with respect to the Notes, the trustee or holders of 25% in aggregate principal amount of the Notes may declare all such Notes to be due and payable immediately.

The description set forth above is qualified in its entirety by the full text of the Indenture filed herewith as Exhibit 4.1 to this Current Report on Form 8-K. The terms of the Indenture, including the form of the Notes attached hereto as Exhibit 4.2, are incorporated herein by reference. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the Notes.

Amendments to Credit Facilities

On September 16, 2021 (the “Amendment Effective Date”), the Company, as parent guarantor, the Operating Partnership, as borrower, and the Subsidiary Guarantors entered into (i) a Fourth Amendment to the Third Amended and Restated Credit Agreement (the “Credit Facility Amendment”) with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, and the other lenders party thereto and (ii) an Eleventh Amendment to the Term Loan Agreement (the “Term Loan Amendment” and, together with the Credit Facility Amendment, the “Amendments”) with Wells Fargo, as administrative agent, and the other lenders party thereto. The Credit Facility Amendment amends that certain Third Amended and Restated Credit Agreement, dated as of December 18, 2019 (as amended, the “Credit Agreement”), among the Company, the Operating Partnership, Wells Fargo, as administrative agent, and the lenders from time to time party thereto, which provides for (i) a $600 million revolving credit facility (the “Revolver”) with a scheduled maturity date of May 18, 2024 (subject to a one year extension option), (ii) a $400 million term loan (the “Tranche A-1 Term Loan”) with a scheduled maturity date of January 25, 2023, and (iii) a $400 million term loan (the “Tranche A-2 Term Loan”) with a scheduled maturity date of May 18, 2025. The Term Loan Amendment amends that certain Term Loan Agreement, dated as of November 20, 2012 (as amended, the “Term Loan Agreement”), among the Company, the Operating Partnership, Wells Fargo, as administrative agent, and the lenders from time to time party thereto, which provides for an unsecured term loan of $225 million with a scheduled maturity date of January 25, 2023 (the “Five Year Term Loan”). As of the Amendment Effective Date, the outstanding principal amounts of the Tranche A-1 Term Loan and the Five Year Term Loan were approximately $203.9 million and $114.7 million, respectively.

The Amendments provide, among other things, for:

•	the inclusion of an option for the Operating Partnership to extend the portion of each of the Tranche A-1 Term Loan and the Five Year Term Loan held by the lenders party to the relevant Amendment (the “Consenting Lenders”) and additional lenders that at any time consent to such extension after the Amendment Effective Date by one year upon satisfaction of certain customary conditions, including payment of an extension fee equal to 0.15% of the amount of the Tranche A-1 Term Loan and the Five Year Term Loan so extended (the “Extended Term Loans”);

•	a 0.30% increase in the margin portion of the interest rate applicable to any Extended Term Loans, commencing on the initial maturity date thereof;

•	no changes to the maturity date or pricing of the portion each of the Tranche A-1 Term Loan and the Five Year Term Loan held by lenders who have not consented or, following the Amendment Effective Date, do not consent, to the extension option; and

•	with respect to existing restrictions on the ability of the Operating Partnership and its subsidiaries to make certain investments and acquisitions during the existing suspension period for the testing of all financial maintenance covenants under the Credit Agreement and the Term Loan Agreement, and until the date that financial statements are delivered for the fiscal quarter ending June 30, 2022 (such period, the “Restriction Period”), an increase to the basket for acquisitions of unencumbered properties (x) from $300 million to $450 million if there are no outstanding borrowings under the Revolver and (y) from $200 million to $300 million if there are outstanding borrowings under the Revolver that do not exceed $200 million.

As of the Amendment Effective Date, the outstanding principal amounts of the Tranche A-1 Term Loan and the Five Year Term Loan held by Consenting Lenders were approximately $151.7 million and $73.0 million, respectively.

Except as amended by the relevant Amendment, the terms of the Credit Agreement and the Term Loan Agreement remain in full force and effect. The foregoing summary of the Amendments is qualified in its entirety by reference to each of the Amendments, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 with respect to the Indenture is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture, dated as of September 13, 2021, among RLJ Lodging Trust, RLJ Lodging Trust, L.P., the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee

4.2	Form of Global Note representing the Notes (included in Exhibit 4.1)

10.1	Fourth Amendment to Third Amended and Restated Credit Agreement, dated as of September 16, 2021, by and among RLJ Lodging Trust, L.P., RLJ Lodging Trust, certain subsidiaries of RLJ Lodging Trust, L.P. party thereto, Wells Fargo Bank, National Association, as Administrative Agent and a lender, and the other lenders party thereto

10.2	Eleventh Amendment to Term Loan Agreement, dated as of September 16, 2021, by and among RLJ Lodging Trust, L.P., RLJ Lodging Trust, certain subsidiaries of RLJ Lodging Trust, L.P. party thereto, Wells Fargo Bank, National Association, as Administrative Agent and a lender, and the other lenders party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RLJ Lodging Trust

Date: September 16, 2021	By:	/s/ Leslie D. Hale
Leslie D. Hale President and Chief Executive Officer